SUB-ITEM 77Q1: EXHIBITS



FEDERATED MANAGED POOL SERIES
Amendment No. 1 to the
DECLARATION OF TRUST
Dated October 3, 2005

	The Amended and Restated Declaration
of Trust is amended as follows:
A.	Strike the first paragraph of Section
 5 of Article III from the Declaration of Trust and substitute in its place the following:


Section 5.  Establishment and Designation of
Series or Class.
Without limiting the authority of the Trustees
 set forth in Article XII, Section 8, inter alia, to establish and designate any additional
Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:

Federated Corporate Bond Strategy Portfolio
Federated High-Yield Strategy Portfolio
Federated International Bond Strategy Portfolio
Federated Mortgage Strategy Portfolio


The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 17th day of November, 2005.



WITNESS the due execution hereof this 17th day of November, 2005.

/s/ John F. Donahue		/s/ Lawrence D. Ellis, M.D.
John F. Donahue		Lawrence D. Ellis, M.D.

/s/ Thomas G. Bigley		/s/ Peter E. Madden
Thomas G. Bigley		Peter E. Madden

/s/ John T. Conroy, Jr.		/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.		Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis		/s/ John E. Murray, Jr.
Nicholas P. Constantakis		John E. Murray, Jr.

/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts

/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh